NATHAN'S FAMOUS, INC.
                                   GUS BOULIS

                             MIAMI SUBS CORPORATION
                                 --------------
                            STOCK PURCHASE AGREEMENT

                           TABLE OF CONTENTS                    Page

SALE AND PURCHASE OF SHARES. . . . . . . . . . . . . . . . . .    1
       Section 1.1    Sale and Purchase of Shares. . . . . . .    1
       Section 1.2    Payment for Shares . . . . . . . . . . .    1
       Section 1.3    Escrow . . . . . . . . . . . . . . . . .    1
CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
       Section 2.1    Closing. . .  . . . . . . . . . .. . . .    2
       Section 2.2    Deliveries by Selling Shareholder. . . .    2
       Section 2.3    Deliveries by Purchaser. . . . . . . . .    3
       Section 2.4    Deliveries by Corporation. . . . . . . .    3
       Section 2.5    Termination in Absence of Closing. . . . . .3
REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER.  . . . . . 4
       Section 3.1    Representations Relating to Selling
                        Shareholder. . . . . . . . . .  . . . . . 4
       Section 3.2    Representations Relating to Corporation. . .4
REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . .. . .. . . .9
       Section 4.1    Authority, Approval and Enforceability  . . 9
       Section 4.2    No Defaults or Consents. . .. . . . . . . . 9
       Section 4.3    No Proceedings . . . . . . . . . . . . . . .10
       Section 4.4    Acquisition For Investment . . . . . . . . .10
       Section 4.5    No Convictions . . . . . . . . . . . . . . .10
CONDITIONS TO PARTIES' OBLIGATIONS . . . . . . . . . . . . . . . .10
       Section 5.1    Conditions to Obligations of the Selling
                         Shareholder . . . . . . . . . .  . . . . 10
       Section 5.2    Conditions to Obligations of Purchaser . . .10
ADDITIONAL AGREEMENTS. . . .  . . . . . . . . . . . . . . . . . . 11
       Section 6.1    Further Assurances and Filings . . . . . .  11
       Section 6.2    Publicity. . . . . . . . . . . . . . . . .  12
       Section 6.3    Indemnity. . . . . . . . . . . . . . . . .  12
       Section 6.4    Non-Competition. . . . . . . . . . . . . .  13
       Section 6.5    Non-Disclosure . . . . . . . . . . . . . .  13
       Section 6.6    Non-Solicitation of Key Personnel. . . . .  14
       Section 6.7    Tradenames . . . . . . . . . . . . . . . .  14
       Section 6.8    Injunction . . . . . . . . . . . . . . . . .14
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . .  . . . . . 14
       Section 7.1    Notices. . . . . . . . . . . . . . . . . . .14
       Section 7.2    Specific Performance . . . . . .. . . . . . 15
       Section 7.3    Brokers. . . . . . . . . . . . . . . . . . .16
       Section 7.4    Costs and Expenses . . . . . . . . . . . . .16
       Section 7.5    Governing Law. . . . . . . . . . . . . . . .16
       Section 7.6    Entire Agreement; Amendments and Waivers . .16
       Section 7.7    Binding Effect and Assignment. . . . . . . .16
       Section 7.8    Remedies . . . . . . . . . . . . . . . . . .17
       Section 7.9    Disclosure Schedule. . . . . . . . . . . . .17
       Section 7.10   Multiple Counterparts. . . . . . . . . . . .17
       Section 7.11   References . . . . . . . . . . . . . . . . .17
       Section 7.12   Survival . . . . . . . . . . . . . . . . . .17
       Section 7.13   Attorneys' Fees. . . . . . . . . . . . . . .17
       Section 7.14   Investigations; Representations and
                        Warranties. . . . . . . . . . . . . . . . 17
 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       Section 8.1    Affiliate. . . . . . . . . . . . . . . . . .18
       Section 8.2    Collateral Agreements. . . . . . . . . . . .18
       Section 8.3    Contracts. . . . . . . . . . . . . . . . . .18
       Section 8.4    Damages. . . . . . . . . . . . . . . . . . .18
       Section 8.5    Governmental Authorities . . . . . . . . . .18
       Section 8.6    Knowledge. . . . . . . . . . . . . . . . . .18
       Section 8.7    Legal Requirements . . . . . . . . . . . . .18
       Section 8.8    Permits. . . . . . . . . . . . . . . . . . .18
       Section 8.9    Person . . . . . . . . . . . . . . . . . . .18
       Section 8.10   Properties . . . . . .  . . . . . . . . . . 19

                               DISCLOSURE SCHEDULE


Section 3.2(a)(iii). . . . . . . . . . . . . Subsidiaries
Section 3.2(c) . . . . . . . . . . . . . . . Options and Warrants
Section 3.2(f)(ii) . . . . . . . . . . . . . Material Liabilities
Section 3.2(g)(i). . . . . . . . . . . . . . Changes in Circumstances
Section 3.2 (g)(ii). . . . . . . . . . . . . Certain Changes
Section 3.2(j) . . . . . . . . . . . . . . . Defaults
Section 3.2(k) . . . . . . . . . . . . . . . Contracts
Section 3.2(m) . . . . . . . . . . . . . . . Properties
Section 3.2(n) . . . . . . . . . . . . . . . Intellectual Property
Section 3.2(o) . . . . . . . . . . . . . . . Employee Benefit Plans
Section 3.2(p) . . . . . . . . . . . . . . . Labor Relations

                                    EXHIBITS


Exhibit A . . . . . . . . . . . . . . . . . .Form of Selling Shareholder Release

Exhibit B . . . . . . . . . . . . . . . . . .Employment Term Sheet

Exhibit C . . . . . . . . . . . . . . . . . .Escrow Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------
     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the ____ day of November, 1998, by and among (i) Nathan's Famous, Inc., a Delaware corporation ("Purchaser"), (ii) Gus Boulis (the "Selling Shareholder"), and (iii) Miami Subs Corporation, a Florida corporation (the "Corporation")

                                    Recital
                                    -------
     The Selling Shareholder desires to sell to Purchaser 8,121,000 fully-paid and non-assessable shares of Common Stock of the Corporation, par value $.01 per share (the "Shares"), and Purchaser desires to purchase the Shares from the Selling Shareholder, on the terms and conditions set forth herein.

                                   Agreement
                                   ---------
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation, Selling Shareholder and the Purchaser agree as follows:

                                   ARTICLE I
                SALE AND PURCHASE OF SHARESSALE AND PURCHASE OF SHARES
                ------------------------------------------------------
     Section 1.1 Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Selling Shareholder shall sell, convey, assign, transfer and deliver, free and clear of any and all liens and encumbrances of whatever character and any restrictions on transfer (except applicable Federal and state securities laws, including the rules and regulations promulgated thereunder), to Purchaser, and Purchaser shall purchase from the Selling Shareholder the Shares.

     Section 1.2 Payment for Shares. Subject to Section 1.3 hereof, as payment for the Shares to be purchased by Purchaser hereunder, Purchaser shall pay to the Selling Shareholder, on the date and in the manner herein provided, the sum of $4,200,000 (the "Purchase Price").

     Section 1.3 Escrow. At the Closing (as defined in Section 2.1 hereof), the Selling Shareholder, the Purchaser and Greenberg Traurig, P.A., as escrow agent ("Greenberg Traurig"), shall enter into an escrow agreement in the form attached hereto as Exhibit C, whereby the Seller and the Purchaser shall place concurrently the Shares (except the Pledged Shares [as defined in Section 3.1(b) hereof]) and the Purchase Price, respectively, in escrow with Greenberg Traurig. The Purchaser hereby authorizes Greenberg Traurig to deliver a portion of the Purchase Price to the institutions holding the Pledged Shares in order to obtain the release of such Pledged Shares. Upon its receipt of the Pledged Shares from the financial institutions, Greenberg Traurig shall release and deliver simultaneously the Shares and the balance of the Purchase Price to the Purchaser and Selling Shareholder, respectively, at which time the transaction shall be deemed effective (the "Effective Time"). Notwithstanding anything to the contrary set forth herein, this Agreement and the foregoing escrow arrangement shall automatically terminate within seven (7) business days of the Closing if the Purchaser has not received the Shares (including the Pledged Shares).

                                   ARTICLE II
                                    CLOSING
                                    -------
     Section 2.1   Closing.   The closing of the transactions  contemplated by
this Agreement (the "Closing") shall take place at the offices of Greenberg Traurig, 1221 Brickell Avenue, Miami, Florida 33131 at 10:00 a.m. (local time) on November ___, 1998 or, if the conditions set forth in Section 5.2 have not been satisfied or waived on such date, such other date as may be agreed upon by the parties. The date upon which the Closing occurs is hereinafter referred to as the "Closing Date."


     Section 2.2 Deliveries by Selling Shareholder . At or prior to the Closing, the Selling Shareholder shall deliver to Purchaser:

     (i) a certificate or certificates representing the Shares, duly endorsed in blank for transfer, or with appropriate stock powers in blank attached, in form and substance sufficient to convey to Purchaser good title to all such Shares, free and clear of all liens and encumbrances;

     (ii) the resignations, effective the Effective Time, of the Selling Shareholder and Greg Karan from all officer, director and other positions with the Corporation;

     (iii) a certificate executed by the Selling Shareholder to the effect that the conditions set forth in Section 6.2(a) hereof have been satisfied;

     (iv) a release executed and delivered by the Selling Shareholder, in the form of Exhibit "A" hereto;

     (v) an instrument executed and delivered by the Selling Shareholder, in form and substance satisfactory to Purchaser, confirming that: (a) all amounts previously due and payable to the Selling Shareholder under any agreements, arrangements or understandings between the Corporation or any wholly-owned subsidiary thereof and the Selling Shareholder or any entity controlled directly or indirectly by the Selling Shareholder have been paid in full (except for any amounts owed under any real estate property lease between the Corporation or any wholly owned subsidiary thereof and the Selling Shareholder or any entity controlled directly or indirectly by Selling Shareholder) and (b) there are no employment, compensation and indebtedness arrangements or other agreements or understandings between the Corporation or any wholly owned subsidiary thereof and the Selling Shareholder or any entity controlled directly or indirectly by the Selling Shareholder, including whereby the Company is obligated to pay any sums going forward (except for any real property lease between the Corporation or any wholly owned subsidiary thereof and the Selling Shareholder or any entity controlled directly or indirectly by Selling Shareholder, that Indemnification Agreement dated October 28, 1994 between the Corporation and the Selling Shareholder and that Letter Agreement dated December 28, 1994 between the Corporation and Kavala, Inc.);

     (vi) such other certificates and other evidence as Purchaser may reasonably request as to the satisfaction of the conditions to Purchaser's obligations set forth herein and as to such other matters as Purchaser may reasonably request; and

     (vii) surrender for cancellation by Selling Shareholder and the Corporation, any outstanding options or warrants beneficially owned by Selling Shareholder or any entity directly or indirectly controlled by Selling Shareholder for the purchase of any capital stock of the Corporation.

     Section 2.3 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver to the Selling Shareholder, the payment required to be made at Closing.

     Section 2.4 Deliveries by Corporation . At or prior to Closing, the Corporation shall deliver to Purchaser:

     (i) a certificate from the Secretary of the Corporation certifying to and attaching a copy of a resolution of the Board of Directors of the Corporation approving: (a) the transactions represented by this Agreement consistent with the Florida control-share acquisition statute, and (b) the Purchaser's appointment of three members to the Board of Directors of the Corporation effective as of the Effective Time (including designating such members as the Board's nominees at the Corporation's next annual shareholders' meeting or special meeting held in place thereof); and

     (ii) evidence satisfactory to Purchaser that the "Change of Control" Agreements with each of Donald Perlyn and Jerry Woda shall be cancelled upon the Corporation's execution and delivery to each such person an employment agreement embodying the terms set forth in Exhibit B attached hereto.

Section 2.5    Termination in Absence of Closing.

     (a) General. Subject to the provisions of Section 2.5(b), if by the close of business on November ___, 1998, the Closing has not occurred, then either Purchaser or the Selling Shareholder may thereafter terminate this Agreement by written notice to such effect to the other, without liability of or to any parties to this Agreement, or any shareholder, director, officer, employee or representative of such party, unless the reason for Closing having not occurred is, if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 2.1, the failure of such party to perform its obligations under this Article II on such date; provided, however, that any termination pursuant to this Section 2.5 shall not relieve any party hereto of any liability for (i) such party's willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such party's obligations set forth in Article VI have been satisfied or waived in writing by the date scheduled for the Closing, the failure of such party to perform its obligations under this Article II on such date.

     (b) Selling Shareholder Breach. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date if (i) any representation or warranty made by the Selling Shareholder herein for the benefit of Purchaser, or any certificate, schedule or document furnished by the Selling Shareholder to Purchaser pursuant to this Agreement, is untrue in any material respect, or (the Selling Shareholder shall have defaulted in any material respect in the performance of any material obligation under this Agreement; provided, however, that any termination pursuant to this Section 2.5(b) shall not relieve the Selling Shareholder of any Damages for breach or default as described in clauses (i) or (ii) above.

     (c) Purchaser Breach. This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date if (i) any representation or warranty made by the Purchaser herein for the benefit of the Selling Shareholder, or any certificate, schedule or document furnished by the Purchaser to the Selling Shareholder pursuant to this Agreement, is untrue in any material respect, or (ii) the Purchaser shall have defaulted in any material respect to the performance of any material obligation under this Agreement; provided, however, that any termination pursuant to this
Section 2.5(c) shall not relieve the Purchaser of any Damages for breach or default as described in clauses (i) or (ii) above.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLING SHAREHOLDER
              -----------------------------------------------------

     3.1   Representations   Relating  to  Selling   Shareholder.   The  Selling
Shareholder represents to Purchaser as follows:

     (a) Authority and Enforceability. This Agreement has been duly executed and delivered by the Selling Shareholder. Selling Shareholder has all requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform his obligations hereunder. Assuming the due execution and delivery of this Agreement by the Corporation and Purchaser, this Agreement constitutes the legal, valid and binding obligation of the Selling Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     (b) Ownership and Delivery of Shares. The Selling Shareholder owns, beneficially and of record, all of the Shares free and clear (except, with respect to 2,425,000 Shares [the "Pledged Shares"]) of any and all pledges, security interests, liens, charges or other encumbrances of any nature whatsoever. At the Effective Time, the Selling Shareholder will have transferred valid title to such Shares to Purchaser, free and clear of any and all pledges, security interests, liens, charges, agreements or commitments of any character, subject only to restrictions arising under applicable Federal and state securities laws and the rules and regulations promulgated thereunder ("Securities Laws").

     (c) No Defaults or Consents. Except as otherwise contemplated hereby, the execution and delivery of this Agreement by Selling Shareholder and the performance by him of his obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Selling Shareholder is a party, or by which the Selling Shareholder or any of his properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of his properties or assets, except to the extent that the violation or breach would not have a material adverse effect on the Corporation's business, properties, condition (financial or otherwise), results of operations or prospects (a "Material Adverse Effect") or materially impair Selling Shareholder's ability to consummate the transaction contemplated hereby.

     (d) Reliance on Representations. Selling Shareholder has discussed with, and relied upon the advice of Selling Shareholder's counsel with regard to, the meaning and legal consequences of Selling Shareholder's representations and warranties herein and the considerations involved in making an investment decision with respect to the sale of the Shares, and Selling Shareholder understands that the Corporation and Purchaser are relying on such representations and warranties.

     Section 3.2 Representations Relating to Corporation . Except as set forth in the Disclosure Schedule (the "Disclosure Schedule") hereto, Selling Shareholder hereby represents to Purchaser that he has no Knowledge of any facts which would render any of the representations or warranties contained in this
Section 3.2 inaccurate;

  (a)     Corporate Existence and Qualification;  Corporate Documents.

     (i) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power to own, manage, lease and hold its Properties and to carry on its business as such business is presently conducted.

     (ii) The minute books of the Corporation contain a complete and accurate record of all actions of the stockholders and directors (and any committees thereof) of the Corporation.

     (iii) Except as set forth in Section 3.2(a) of the Disclosure Schedule, the Corporation does not (x) have any subsidiaries, (y) participate in any partnership or joint venture, or (z) own any outstanding capital stock of any other corporation.

     (b) Authority, Approval and Enforceability. This Agreement has been duly executed and delivered by the Corporation, and the Corporation has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby, and to perform its obligations hereunder. This Agreement and each Collateral Agreement to which Corporation is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of the Corporation, enforceable in accordance with its respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     (c) Capitalization and Ownership. The Corporation's authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 8,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The Corporation has issued and outstanding 27,119,340 shares of Common Stock and no shares of Preferred Stock. All of the outstanding shares of the Corporation's capital stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of
(i) any preemptive or other rights of any Person to acquire securities of the Corporation, or (ii) any applicable Securities Laws. Except as set forth in
Section 3.2(c) of the Disclosure Schedule, there are no outstanding subscriptions, options, convertible securities, rights (preemptive or other), warrants, calls or agreements relating to any shares of capital stock of the Corporation.

     (d) No Corporation Default or Consents. Neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

     (i) violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Corporation;

     (ii) violate any Legal Requirements applicable to the Corporation, the violation of which would have a Material Adverse Effect on the Corporation;


     (iii) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to the Corporation, the violation of which would have a Material Adverse Effect;

     (iv) result in the creation of any material lien, charge or other encumbrance on the shares of capital stock or any Properties of the Corporation; or

     (v) require the Corporation to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

     (e) No Proceedings. No suit, action or other proceeding is pending or threatened before any Governmental Authority seeking to restrain or prohibit the Corporation's entry into or consummation of this Agreement, or seeking damages against the Corporation or its Properties as a result of the consummation of this Agreement.

  (f) Financial  Statements.

     (i) The Corporation's audited financial statements (including the notes and schedules thereto) for the fiscal years ended May 31, 1996, 1997 and 1998 (the "Audited Financial Statements") and the unaudited financial statements (including the notes and schedules thereto) for the three month period ended August 31, 1998 (the "Unaudited Financial Statements" and together with the Audited Financial Statements, the "Financial Statements") present fairly the financial condition and results of operations of the Corporation for the dates or periods indicated thereon (except for normal year-end adjustments to the Unaudited Financial Statements).

     (ii) Except as disclosed in Section 3.2(f)(ii) in the Disclosure Statement, the Corporation does not have any material liabilities or obligations (whether accrued, absolute or contingent and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), other than (i) liabilities reflected on the Corporation's August 31, 1998 balance sheet (or as disclosed in the notes and schedules thereto), (ii) executory contract obligations, and (iii) liabilities incurred by the Corporation since August 31, 1998 in the ordinary course of business, none of which are individually or in the aggregate material to the Corporation.

  (g) Absence of Certain Changes.

     (i) of the Disclosure Schedule, since August 31, 1998, to the Knowledge of the Selling Shareholder, there has not been any change in circumstances that had or is reasonably likely to have a Material Adverse Effect.

     (ii) Except as set forth in 3.2(g)(ii) of the Disclosure Schedule, since August 31, 1998, the Corporation has not done any of the following:

     (A) declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

     (B) created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness;

     (C) entered into, amended or terminated any material Contract;

     (D) sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any material Properties;

     (E) incurred or approved, or entered into any agreement or commitment to make, any material expenditures;

     (F) committed to do any of the foregoing.

     (h) Compliance with Laws. The Corporation is and has been in compliance in all respects with any and all Legal Requirements applicable to the Corporation, other than failures to so comply that would not have a Material Adverse Effect. The Corporation has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements.

     (i) Litigation. Except as set forth in the notes to the Financial Statements, there are no claims, actions, suits, investigations or proceedings against the Corporation pending or threatened in any court or before or by any Governmental Authority, or before any arbitrator, that is reasonably likely to individually or in the aggregate result in a payment by the Corporation of over $100,000 (whether covered by insurance or not) and there is no basis for any such claim, action, suit, investigation or proceeding that is likely to result in a judgment, decree or order that could reasonably be expected to have a Material Adverse Effect.

     (j) Default. Except as set forth in Section 3.2(j) of the Disclosure Schedule, the Corporation is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement, Permit or Contract applicable to the Corporation, or accelerate or permit the acceleration of the performance required under, or give any other party the right to terminate, any Contract applicable to the Corporation, other than defaults, breaches, violations or accelerations that would not have, individually or in the aggregate, a Material Adverse Effect.

     (k) Contracts. Except as set forth in Section 3.2(k) of the Disclosure Schedule or as reflected in the SEC Filings (as defined in Section 3.2(l) hereof), the Corporation is not a party to or bound by any of the following, whether written or oral:

     (i) any Contract providing for payments aggregating over $100,000 that cannot by its terms be terminated by the Corporation with 30 days' or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

     (ii) any Contract or commitment for capital expenditures by the Corporation in excess of $100,000;

     (iii) any lease or license with respect to any material assets, real or personal, whether as landlord, tenant, licensor or licensee, except for those reflected in the Financial Statements or subsequently entered into in the ordinary course of business.

     (iv) any agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any assets;

     (v) any partnership, management or profit sharing agreement;

     (vi) any Contract with Selling Shareholder or any Affiliate of Selling Shareholder;

     (vii) any agreement for the sale of any assets;

     (viii) any agreement that purports to limit the Corporation's freedom to compete freely in any line of business or in any geographic area; or

     (ix) any preferential purchase right, right of first refusal, or similar agreement.

All of the material Contracts required to be listed in the Disclosure Schedule are valid, binding and in full force and effect, and the Corporation has not been notified or advised by any party thereto of such party's intention or desire to terminate or modify any such Contract in any material respect, and neither the Corporation nor any other party is in breach of any of the terms and covenants of any such material Contract.

     (l) Information in SEC Filings. None of the information included in the Corporation's 1998 Annual Report on Form 10-K, Quarterly Report on Form 10-Q for the quarterly period ended August 31, 1998 and Preliminary Proxy Statement for the Corporation's 1998 annual shareholders' meeting (together, the "SEC Filings"), filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (m) Good Title to Properties. Except as set forth in Section 3.2(m) of the Disclosure Schedule and/or as reflected in the SEC Filings, the Corporation has good and marketable title to all of its Properties (as defined in Section 8.10 hereof) free and clear of any liens or restrictions on use, except with respect to leased Properties and except where any such lien or restriction would not have, individually or in the aggregate, a Material Adverse Effect on the Corporation.

     (n) Intellectual Property. Except as set forth in Section 3.2(n) of the Disclosure Schedule, the Corporation has no permits, licenses and registrations granted to or by the Corporation (including applications therefor) for the use of: its corporate name, any trade or service mark, copyright, patent, process, operational manual, technique and similar property by the Corporation
(collectively, the "Proprietary Assets"). The Corporation owns all of the Proprietary Assets necessary to operate its business. No claim has been asserted or threatened by any Person challenging the validity of any Proprietary Asset or the use thereof by the Corporation.

     (o) Employee Benefit Plans.

     (i) Except as set forth in Section 3.2(o) of the Disclosure Schedule, there are no employee benefit plans (including previously-maintained plans) or arrangements of any type (including, without limitation, plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ["ERISA"]), under which the Corporation has or in the future could have directly, or indirectly through a Commonly Controlled Entity (within the meaning of section 414(b), (c) (m) and (o) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ["Code"]), any liability with respect to any current or former employee of the Corporation or any Commonly Controlled Entity (collectively, the "Benefit Plans"). No such Benefit Plan is "multiple employer plan" (within the meaning of the Code or ERISA) or subject to Title IV of ERISA.

     (ii) With respect to each Benefit Plan which is a "welfare plan" (as defined in Section 3(1) of ERISA): (1) no such plan provides medical or death benefits (whether or not insured) with respect to current or former employees beyond their termination of employment (other than coverage mandated by law);
(2) there are no reserves, assets, surplus or prepaid premiums under any such plan; and (3) the Corporation and any Commonly Controlled Entity have complied with the requirements under Code section 4980B.

     (p) Labor Relations. Except as set forth in Section 3.2(p) of the Disclosure Schedule, the Corporation is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. Except as set forth in Section 3.2(p) of the Disclosure Schedule, there is no unlawful employment practice or discrimination charge pending or threatened against the Corporation before any Governmental Authority. Except as set forth in Section 3.2(p) of the Disclosure Schedule, there is no unfair labor practice charge or complaint, grievance or arbitration against the Corporation pending or threatened against the Corporation before any Governmental Authority. Except as set forth in Section 3.2(p) of the Disclosure Schedule, there is no threatened labor strike, dispute, slowdown or stoppage or any representation question respecting the Corporation's employees. There is no collective bargaining agreement that is binding on the Corporation.

     (q) Environmental Matters. The Corporation has not received any written communication from any Person (including any Governmental Authority) stating that it may be a potentially responsible party under any applicable state, federal and local laws, regulations and rules, including common law, judgments, decrees and orders relating to pollution, the preservation of the environment, and the release of material into the environment ("Environmental Law") with respect to any actual or alleged environmental contamination or the release of any hazardous substances; no Governmental Authority is conducting or has conducted any environmental remediation or environmental investigation which could reasonably be expected to result in material liability or expense for the Corporation under Environmental Law; the Corporation has not received any request for information under Environmental Law from any Governmental Authority with respect to any actual or alleged environmental contamination or the release of any hazardous substance, except, in each case, for communications, environmental remediation and investigations and requests for information which would not, individually or in the aggregate, have a Material Adverse Effect; and the Corporation has no liabilities under Environmental Law that, individually or in the aggregate, have had or may reasonably be expected to have a Material Adverse Effect.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------
     Purchaser hereby represents and warrants to the Selling Shareholder that:

     Section 4.1 Authority, Approval and Enforceability. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. This Agreement has been duly executed and delivered by Purchaser. Purchaser has all requisite power and authority to execute and deliver this Agreement and all Collateral Agreements executed and delivered or to be executed and delivered by it in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Collateral Agreements, and to perform its obligations hereunder and under the
Collateral  Agreements.  This Agreement and each  Collateral  Agreement to which
Purchaser is a party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors' rights generally.

     Section 4.2 No Defaults or Consents . Except as otherwise contemplated hereby, the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which Purchaser is a party, or by which Purchaser or any of its properties or assets is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of its properties or assets, except in each case to the extent that the violation or breach would not materially impair Purchaser's ability to consummate the transaction contemplated hereby.

     Section 4.3 No Proceedings. To the Purchaser's knowledge, no suit, action or other proceeding is pending or threatened before any Governmental Authority seeking to restrain or prohibit Purchaser's entry into or consummation of this Agreement or to restrain or prohibit the Closing, or seeking Damages against Purchaser as a result of the consummation of this Agreement.

     Section 4.4 Acquisition For Investment Purchaser is acquiring the Shares for investment and not with a view toward distribution, within the meaning of applicable Federal securities laws.

     Section 4.5 No Convictions. There is no criminal conviction in the past of Purchaser or any of its officers or directors which would impair or bar the Corporation from continuing to hold or acquire alcoholic beverage or other governmental licenses.

                                    ARTICLE V

                       CONDITIONS TO PARTIES' OBLIGATIONS
                       ----------------------------------

     Section 5.1 Conditions to Obligations of the Selling Shareholder. The obligation of the Selling Shareholder to carry out the transactions contemplated by this Agreement are subject, at the option of the Selling Shareholder, to the satisfaction, or waiver by the Selling Shareholder, of the following conditions:

     (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects, and shall be certified as such by Purchaser, at and as of the Closing as if such representations and warranties were made at and as of the Closing, except for changes permitted or contemplated by the terms of this Agreement, and Purchaser shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied, and made all deliveries required to be made, by it at or prior to the Closing, including, but not limited to payment by Purchaser of the Purchase Price to the Selling Shareholder.

     (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Selling Shareholder) shall be pending or threatened before any Governmental Authority seeking to restrain or prohibit the Closing or seeking Damages against the Selling Shareholder as a result of the consummation of this Agreement.

     (c) The Corporation shall have received evidence, reasonably satisfactory to it, of the consent to the transactions contemplated by this Agreement of all Governmental Authorities whose consent or approval is required to avoid violating in any material respect any applicable Legal Requirement.

     Section 5.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to carry out the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction, or waiver by Purchaser, of the following conditions:

     (a) All representations and warranties of the Selling Shareholder and the Corporation contained in this Agreement shall be true and correct in all material respects, and shall be certified as such by Selling Shareholder, at and as of the Closing as if such representations and warranties were made at and as of the Closing Date, except for changes permitted or contemplated by the terms of this Agreement, and the Selling Shareholder and the Corporation shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied, and made all deliveries required to be made, by them at or prior to the Closing.

     (b) As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of Purchaser) shall be pending or threatened before any court or Governmental Authority seeking to restrain or prohibit the Closing or seeking Damages against Purchaser or the Corporation as a result of the consummation of this Agreement.

     (c) Since August 31, 1998 and up to and including the Closing there shall not have been any Material Adverse Effect on the Corporation.

     (d) Purchaser shall have received written evidence, in form and substance satisfactory to Purchaser, of the consent to the transactions contemplated by this Agreement of all governmental, quasi-governmental and private third parties (including, without limitation, lessors, lenders, persons or other entities leasing real or personal property to the Corporation) where the absence of any such consent would result in a violation of Legal Requirements or a breach or default under any material Contract to which the Corporation is a party.

     (e) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, by any Governmental Authority which imposes any condition or restriction upon Purchaser, the Corporation or any of their respective Affiliates, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of such transactions.

     (f) The Board of Directors of the Corporation shall have approved this Agreement (including Purchaser's acquisition of the Shares contemplated hereby) consistent with the Florida control-share acquisition statute and the Purchaser's appointment of three members to the Board of Directors of the Corporation effective as of the Effective Time (including designating such members as the Board's nominees at the Corporation's next annual shareholders' meeting or special meeting held in place thereof), and the Selling Shareholder and Greg Karan shall have tendered each of their resignations as provided in
Section 2.2(ii) hereof.

     (g) Purchaser shall have received evidence in accordance with Section 2.4(ii) hereof that the "Change of Control" Agreements with each of Donald Perlyn and Jerry Woda shall be cancelled upon the Corporation's execution and delivery to each such person an employment agreement embodying the terms set forth in Schedule A attached hereto.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS
                              ---------------------
     Section 6.1 Further Assurances and Filings . Subject to the terms and conditions of this Agreement, prior to and subsequent to the Closing each party hereto shall use its or his reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable law in order to give effect to the transactions contemplated hereby, including, without limitation, using its or his reasonable efforts to obtain all authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Collateral Agreements. Without limiting the generality of the foregoing, each of the Selling Shareholder, Purchaser and the Corporation expressly agrees to promptly make and file all applications, notices and other documents necessary or appropriate, as reasonably determined by Purchaser, in order to ensure that no Governmental Authority will have the right or alleged right to revoke, cancel, non-renew, restrict or withhold any material license, permit, certificate of authority, franchise or similar approval required in connection with the Corporation's business as currently conducted or proposed to be conducted (each a "License"), including those state, federal and foreign Governmental Authorities responsible for the granting, suspension, revocation, condition and/or renewal of alcoholic beverage licenses and permits and franchise licenses and permits granted to or applied for by the Corporation. Each of the parties hereto shall furnish to the others such information and assistance as any other party may reasonably request in connection with the preparation of any such filings or submissions and provide the others with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

     Section 6.2 Publicity . Except as required by applicable Legal Requirements, neither the Selling Shareholder, the Corporation nor Purchaser shall issue or make, or cause to be issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the others' prior written approval of the form and substance thereof.

     Section 6.3 Indemnity (a) From and after the Closing, the Selling Shareholder shall severally indemnify and hold harmless Purchaser and each of its Affiliates, directors, officers and employees from and against any and all Damages arising out of, resulting from or in any way related to a breach of any of the representations, warranties, covenants and/or agreements made by the Selling Shareholder in this Agreement and/or any Collateral Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Selling Shareholder's maximum liability to Purchaser for indemnification claims hereunder shall not exceed the Purchase Price.

     From and after the Closing, Purchaser shall indemnify and hold harmless the Selling Shareholder and his heirs and personal representative from and against any and all Damages arising out of, resulting from or in any way related to a breach of any of the representations, warranties, covenants, and/or agreements made by Purchaser in this Agreement and/or any Collateral Agreement.

     (b) Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Person or Persons entitled to indemnification under this Section 6.3(b) (the "Indemnified Parties") that result or may result in the incurrence by such Indemnified Parties of any Damages for which such Indemnified Parties would be entitled to indemnification pursuant to this Agreement, such Indemnified Parties shall promptly notify the parties from whom such indemnification could be sought (the "Indemnifying Parties") of such Third Party Claim. Thereupon, the Indemnifying Party shall have the right, upon written notice (the "Defense Notice") to the Indemnified Parties within thirty days after receipt by the Indemnifying Parties o of notice of the Third Party Claim (or sooner if such claim so requires), to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the names of the Indemnified Parties. The Defense Notice shall specify the counsel the Indemnifying Parties shall appoint to defend such Third Party Claim (the "Defense Counsel") and the Indemnified Parties shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event the Indemnified Parties and the Indemnifying Parties cannot agree on such counsel within ten days after the Defense Notice is give, then the Indemnifying Parties shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Parties' approval which approval shall not be unreasonably withheld or delayed. Any Indemnified Party shall have the right to employ separate counsel in any such Third Party claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Damages incurred by the Indemnified Party unless (A) the Indemnified Parties shall have failed to give the Defense Notice within the prescribed period, (B) such Indemnified Party shall have received an opinion of counsel, reasonably acceptable to the Indemnifying Parties, to the effect to the interests of the Indemnified Party and the Indemnifying Parties with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (C) the employment f such counsel at the expanse of the Indemnifying Parties has been specifically authorized by the Indemnifying Parties. The party or parties conducting the defense of any Third Party Claim shall keep the other parties apprised of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the Company and the Selling Shareholder consent, such consent not to be unreasonably withheld.

     (c) The representations, warranties, covenants and agreements set forth in this Agreement, and the indemnities of the Selling Shareholder and Purchaser set forth in this Section 6 in connection with the transactions contemplated hereby shall survive the Closing, except as expressly provided in Section 6.3(d) or otherwise in this Agreement.

     (d) All representations and warranties of the parties contained in this Agreement shall expire, terminate and be of no force and effect (or provide the basis for any claim) and no party shall have any obligation to indemnify any other party hereunder for any breach of a representation or warranty unless written notice of any indemnifiable claim resulting from such breach is received prior to the first anniversary of the Closing Date.

     Section 6.4 Non-Competition . For a period commencing on the Closing Date and terminating on the third anniversary thereof (the "Restriction Period"), the Selling Shareholder shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company, business or any other Person, whether as an employee, officer, director, partner, agent, shareholder, consultant or otherwise, that directly or indirectly is engaged in any fast food restaurant business that serves (a) gyro sandwiches or submarine sandwiches as a major product or (b) otherwise competes, directly or indirectly, with the Corporation's franchised or company owned restaurant business in the fast food industry throughout the United States, and South America; provided, however, that nothing herein shall be deemed to prevent Selling Shareholder from owning, solely as an investment, less than one percent of the outstanding shares of any class of securities that is listed or admitted for trading on any United States national securities exchange, so long as Selling Shareholder is not a member of any "control group" (within the meaning of the rules and regulations of the SEC) of the issuer of such securities. Selling Shareholder agrees that the covenant provided for in this Section 7.4 is reasonable and necessary in terms of time, activity and territory to protect Purchaser's interest as buyer of the Shares, which includes its interests in protecting the Corporation's valuable confidential business information, substantial relationships with customers, and customer goodwill. To the extent that the covenant provided for in this Section 7.4 may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

     6.5 Non-Disclosure . Prior to, during and after the Restriction Period, the Selling Shareholder shall not disclose, divulge, furnish or make accessible to anyone (other than Purchaser or the Corporation or any of their Affiliates or representatives) any Confidential Information (as hereinafter defined), or in any way use any Confidential Information in the conduct of any business that is competitive with the business of the Corporation; provided, however, that nothing in this Section will prohibit the disclosure of any Confidential Information which is required to be disclosed by Selling Shareholder or its representatives in connection with any court action or any proceeding before any Governmental Authority if Selling Shareholder shall give notice to Purchaser of the intention to disclose such Confidential Information so that Purchaser may contest the need for disclosure, and Selling Shareholder shall cooperate (and will cause its representatives to cooperate) with Purchaser in connection with any such proceeding. For purposes hereof, the term "Confidential Information" means information of any kind concerning the Corporation, its business, financial condition, results of operations, prospects, customers, marketing and other business strategies, sources of leads, methods of obtaining new business, expansion plans, employees and/or dealings with Government Authorities;
provided, however, that Confidential Information shall not include information that is or becomes generally available to the public other than as a result of a disclosure by Selling Shareholder or his Affiliates or any of his or their employees, agents, accountants, legal counsel or other representatives or advisers.

     Section 6.6 Non-Solicitation of Key Personnel . In order to induce Purchase to enter into this Agreement, during the Restriction Period, Selling Shareholder shall not, directly or indirectly, for him or for any other Person, attempt to employ or enter into any contractual arrangement with any employee of the Corporation with the rank of manager or higher until one year after such person's employment with the Corporation has ended. Selling Shareholder agrees that neither it nor any of its Affiliates will take any action to discourage any such employees from continuing employment with the Corporation.

     Section 6.7 Tradenames . In order to induce Purchaser to enter into this Agreement, at no time during or subsequent to the Restriction Period shall Selling Shareholder or any of his respective Affiliates (x) engage in any business that utilizes or attempts to utilize the "Miami Subs" or "Miami Subs Grill" tradename or any derivative thereof which includes the words "Miami Subs" or "Miami" , or (y) directly or indirectly represent and/or otherwise convey the impression that the Selling Shareholder is affiliated or involved with the Corporation as a director, officer or controlling shareholder.

     Section 6.8 Injunction . It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Selling Shareholder of any or all of the covenants and agreements contained in Section 6.4, 6.5, 6.6 and/or 6.7 hereof may cause irreparable harm and damage to the Corporation in a monetary amount which may be virtually impossible to ascertain. As a result, Selling Shareholder recognizes and hereby acknowledges that the Purchaser and the Corporation shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any beach or violation of any or all of the covenants and agreements contained in such Sections 6.4 through 6.7 by Selling Shareholder and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Purchaser and the Corporation may possess hereunder, at law or in equity. Nothing contained in this Section
6.8 shall be construed to prevent the Purchaser and the Corporation from seeking and recovering from Selling Shareholder damages sustained by it as a result of any breach or violation by him of any of the covenants or agreements contained herein.

                                  ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

Section  7.1     Notices.

     (a) Addresses. Any notices, requests, demands and other communications required or permitted to be given hereunder must be in writing and, except as otherwise specified in writing, will be deemed to have been duly given when personally delivered, telexed or facsimile transmitted, or three days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, as follows. The addresses of the Corporation, the Selling Shareholder and Purchaser, which shall be considered to be their last known addresses unless subsequently changed in accordance with the provisions of this Agreement, are as follows:

To the Corporation:           Miami Subs Corporation
                              6300 Northwest 31st Avenue
                              Fort Lauderdale, Florida 33309
                              Attention:  Donald Perlyn, President

Copy to:                      Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida  33131
                              Attention:  Harold E. Berritt, Esq.
                              Facsimile: 305-579-0717

To Selling Shareholder:       Gus Boulis
                              647 East Dania Beach Boulevard
                              Dania Beach, Florida 33004

Copy to:                      Chris A. Economou, Esq.
                              150 North Federal Highway
                              Suite 210
                              Fort Lauderdale, Florida 33301
                              Facsimile:  954-522-4659

To Purchaser:                 Nathan's Famous, Inc.
                              1400 Old Country Road
                              Westbury, New York  11590

Copy to:                      Blau, Kramer, Wactlar & Lieberman, P.A.
                              100 Jericho Quadrangle, Suite 225
                              Jericho, New York 11753
                              Attention:  David H. Lieberman, Esq.
                              Facsimile:  516-822-4824

Any party may change its address for the purposes of this Agreement by giving notice of such change of address to the other parties in the manner herein provided for giving notice.

     (b) Form of Notice. Any notice or communication hereunder must be in writing, and may be personally delivered or given by registered or certified mail, return receipt requested, and if given by registered or certified mail, shall be deemed to have been given and received forty-eight hours after deposit in the United States mail of a registered or certified letter, return receipt requested, containing such notice, properly addressed, with postage prepaid; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when received by the party to whom it is addressed at the time received.

     (c) Failure to Notify of Changed Address. It shall be the responsibility of each of the parties to this Agreement to notify all other parties of their respective addresses and any changes thereof, and any objections to the performance of any act required hereunder based upon a failure to receive a notice mailed in conformity with the provisions of this Agreement shall be meritless.

     Section 7.2 Specific Performance . The right to own the Corporation's capital stock is hereby declared by the parties hereto to be a unique right, the loss of which is not susceptible to monetary quantification. Consequently, the parties hereto agree that an action by Purchaser for specific performance of the purchase and sale obligations created by this Agreement is a proper remedy for the breach of its provisions should Purchaser elect to pursue such remedy rather than terminate this Agreement as provided in Section 2.5.

     Section 7.3 Brokers . Regardless of whether the Closing shall occur, (i) the Selling Shareholder shall indemnify and hold harmless Purchaser and the Corporation from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by the Selling Shareholder in respect of the transactions contemplated by this Agreement, and (ii) Purchaser shall indemnify and hold harmless the Selling Shareholder and the Corporation from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by Purchaser in respect of the transactions contemplated by this Agreement.

     Section 7.4 Costs and Expenses . Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby.

     Section 7.5 Governing Law. The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction). Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of the State of Florida, Broward County, Florida, in any action or proceeding arising out of or relating to this Agreement or any of the Collateral Agreements, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Southern District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Collateral Agreements, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     Section 7.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all Collateral Agreements and Disclosure Schedules, constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.


     Section 7.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto (except by the Selling Shareholder, by operation of law, to his heirs and personal representative) without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

     Section 7.8 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute, or otherwise.

     Section 7.9 Disclosure Schedule. The Disclosure Schedule referred to herein is attached hereto and incorporated herein by this reference. Disclosure of a specific item in the Disclosure Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Section, and (ii) the recipient party could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

     Section 7.10 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 7.11 References. Whenever required by the context, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification of a Person may require. References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

     Section 7.12 Survival. Any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing for a period of eighteen (18) months and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

     Section 7.13 Attorneys Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including reasonable attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

     Section 7.14 Investigations; Representations and Warranties. The respective representations and warranties of Purchaser and Selling Shareholder contained herein or in any certificate, or other document delivered by any party at the closing shall not be deemed waived, vitiated or otherwise affected in any manner or in any respect by any due diligence investigation made or not made by a party hereto or by any actual or constructive knowledge a party may have had or should have had on or before the Closing that a representation or warranty made or given by the other party herein or any Schedule annexed hereto was wholly or party untrue, misleading or incomplete. Also, the rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement ( or in any other agreement between the parties) as to which there is no inaccuracy or breach.

                                  ARTICLE VIII

                                   DEFINITIONS
                                   -----------
     Capitalized  terms  used in this  Agreement  are  used as  defined  in this
Article X or elsewhere in this Agreement.


     Section 8.1 Affiliate. The term "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The term "control" as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any Person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person.

     Section 8.2 Collateral Agreements. The term "Collateral Agreements" shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

     Section 8.3 Contracts. The term "Contracts", when described as being those of or applicable to any Person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such Person is a party or to which or by which such Person or the property of such Person is subject or bound, excluding any Permits.

     Section 8.4 Damages. The term "Damages" shall mean any and all actual (but not consequential) damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, reasonable costs and expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys' and accountants' fees and disbursements).

     Section 8.5 Governmental Authorities. The term "Governmental Authorities" shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to the SEC and other courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

     Section 8.6 Knowledge. The term "Knowledge" shall mean actual knowledge of Selling Shareholder with respect to the matter in question, after due inquiry.

     Section 8.7 Legal Requirements. The term "Legal Requirements", when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person's business, operations or Properties.

     Section 8.8 Permits. The term "Permits" shall mean any and all permits, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

     Section 8.9 Person . The term "Person" shall mean any individual or any corporation, partnership, limited liability company, association or other entity.

     Section 8.10 Properties. The term "Properties" shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Corporation.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties to this Agreement have hereunto set their names as of the date first above written.

                                   MIAMI SUBS CORPORATION


                                   By: /s/ Donald L. Perlyn
                                   ---------------------------------------------
                                   Name:   Donald L. Perlyn
                                   Title:  President & Chief Operating Officer


                                   /s/ Gus Boulis
                                   ---------------------------------------------
                                   Gus Boulis, Individually


                                   NATHAN'S FAMOUS, INC.


                                   By:  /s/ Howard M. Lorber
                                   ---------------------------------------------
                                   Name:    Howard M. Lorber
                                   Title: